Exhibit 10.38

AMENDMENT NUMBER ONE

TO THE

HEALTH NET, INC. EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated effective January 1, 2002)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. Employee Stock Purchase Plan (the “Plan”) for the benefit of eligible employees of the Company and certain of its subsidiaries;

WHEREAS, the Company desires, in connection with the termination of the Plan, to eliminate the restriction under the Plan which prohibits Participants from transferring any shares of Common Stock purchased under the Plan for a period of one year commencing on the Purchase Date (as defined in the Plan); and

WHEREAS, the Company has the power to amend the Plan pursuant to Section 9.6 thereof.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 9.6 of the Plan, Article VI of the Plan is amended, effective June 1, 2005, to add a new paragraph at the end thereof to read as follows:

Notwithstanding anything contained herein to the contrary, effective as of June 1, 2005, the Holding Period with respect to all shares of Common Stock purchased under the Plan shall lapse and no shares of Common Stock purchased under the Plan shall be subject to the Holding Period as of such date.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 4th day of March, 2005.

HEALTH NET, INC.

By:	/s/ D J Colia
Debbie J. Colia

Its:	Vice President, Organization
Effectiveness, Consulting Services